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ELECTRONIC ARTS INC.
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July 10, 2012

Electronic Arts Inc. (“EA” or the “Company”)

2012 Annual Meeting of Stockholders – July 26, 2012

Advisory Vote on the Compensation of the Named Executive Officers (“Say on Pay Proposal”)

Dear Shareholder:

We are writing to ask you to vote FOR EA’s Say on Pay Proposal included in EA’s 2012 Proxy Statement filed on June 8, 2012.

As you may be aware, Institutional Shareholders Services (“ISS”) has recommended a vote against EA’s Say on Pay Proposal citing various pay-for-performance concerns primarily with respect to the compensation of John Riccitiello, EA’s Chief Executive Officer (“CEO”). We vigorously disagree with ISS’s recommendation, as well as their assessment that there is a pay-for-performance disconnect with respect to the compensation of our CEO. ISS takes a narrow view of pay-for-performance by looking only at the total reported value of CEO compensation versus company stock price. The compensation of EA’s CEO reflects our strong pay-for-performance philosophy and practices, as demonstrated by the following:

•	Our CEO’s base salary is below the 50th percentile of our peer group and his fiscal 2012 base salary increase was his first such increase since May 2008.

•	75% of our CEO’s annual bonus is based upon the achievement of Company financial metrics including net revenue, earnings per share and digital revenue.

•

Long-term equity grants constituted 75% of our CEO’s fiscal 2012 compensation and in fiscal 2012, we shifted from granting 100% time-based awards to granting a mix of time- and performance-based restricted stock units (“RSUs”). Our performance-based RSUs are earned based on EA’s total shareholder return (“TSR”) relative to the performance of each of the companies in the NASDAQ-100 Index and these awards comprised 50% of the number of shares granted and approximately 60% of the value of shares granted to our CEO.

•

Looking forward, in fiscal 2013, our CEO’s annual bonus award payout will also be determined in part by EA’s TSR for fiscal 2013 relative to the performance of each of the companies in the NASDAQ-100, substantially increasing the portion of our CEO’s total compensation which is directly tied to EA’s stock performance. In addition, we expect to continue granting performance-based RSUs to align CEO compensation with the interests of our shareholders.

Below is a more detailed discussion of each of these points:

1.	EA’s Board of Directors believes that the fiscal 2012 compensation paid to EA’s CEO is appropriate given EA’s financial and operational performance and our CEO’s performance against his financial and strategic objectives.

•

In fiscal 2012, we met or exceeded our non-GAAP net revenue, diluted earnings per share and digital revenue goals. Each of those metrics are directly tied to our CEO’s performance objectives and are used to determine his compensation awards.

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In addition, as reflected in the chart below, for the third fiscal year in a row, we achieved significant growth in non-GAAP diluted earnings per share and digital revenue growth, as our digital transformation touched every aspect of our financial performance, operations and corporate structure.

Non-GAAP Digital Revenue, Non-Digital Revenue & Diluted Earnings per Share*

*	Please see Appendix A to EA’s 2012 Proxy Statement for a reconciliation of the non-GAAP financial measures included in the table above to the most directly comparable GAAP financial measures.

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This growth has been achieved despite an estimated industry CAGR of -7% in the console market over the past three years. In a challenging business environment, we have achieved the market leader position on key game platforms including mobile, high definition console, personal computer retail and casual game services.

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ISS’s methodology is flawed in that it entirely ignores Company performance in evaluating CEO compensation. We agree that TSR is an important measure but we believe that the above-described financial and operational achievements of the Company also need to be considered.

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Further, ISS’s reliance only on the accounting values required to be reflected in the Summary Compensation Table in our 2012 Proxy Statement overstates the value of our performance based restricted stock awards and does not take into account the actual value of compensation received in the fiscal year. The Executive Compensation and Leadership Committee (the “ECLC”) believes it is important to take into account not only the grant date values included in the Summary Compensation Table but also to consider the effect of the actual value of compensation realized during the fiscal year.

2.	The compensation of EA’s CEO reflects our strong pay-for-performance practices. We disagree with ISS’s assessment that there is a disconnect between EA’s pay and performance.

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In fiscal 2012, 61% of our CEO’s compensation was performance-based as compared to 27% in fiscal 2011 and the Company has made significant efforts to connect our CEO’s compensation with EA’s stock performance.

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75% of our CEO’s fiscal 2012 compensation was in the form of long-term equity grants of which 50% of the number of shares granted and approximately 60% of the value of shares granted to our CEO consisted of performance-based RSUs, which are earned based on EA’s TSR relative to the performance of each of the companies in the NASDAQ-100. For our performance-based equity awards, EA’s TSR needs to be at the 60th percentile of the index for the targeted number of shares to vest.

•	ISS incorrectly characterizes the equity grants awarded to our CEO in fiscal 2012 as merely additive to the value of equity granted to him in fiscal 2011, and fails to consider the following factors:

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Our CEO’s equity mix was changed from 100% time-based awards to a mix of time- and performance-based RSUs in fiscal 2012: 125,000 time-based RSUs were granted, along with performance-based RSUs, of which up to 125,000 shares may vest if target performance levels are achieved.

•	The number of shares and value of time-based awards to our CEO has decreased significantly over the past three years:

	Fiscal 2010	Fiscal 2011	Fiscal 2012
Shares	387,000	200,000	125,000
Value	$7,294,950	$3,508,000	$2,802,500

•

In addition, beginning in fiscal 2013, our CEO’s annual bonus award payout will also be determined in part by EA’s TSR for fiscal 2013 relative to the performance of each of the companies in the NASDAQ-100 as further described in the Company’s Form 8-K filed on June 11, 2012.

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It is also worth noting that Mr. Riccitiello holds in excess of 347,000 shares of EA stock. Since rejoining EA as CEO in 2007, he has not sold any shares of EA stock and has in fact purchased 82,500 shares of EA stock in the open market.

3.	EA has executed successfully on our multi-year strategy to transform from a business predominately based on packaged goods sales to a business that is centered on the digital distribution of interactive entertainment directly to consumers, despite intense competition from our peer companies for executive talent with experience leading digital businesses.

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Over the last few years, we have continued to execute successfully on our multi-year strategy to transform from a business predominately based on packaged goods sales to a business that is centered on the digital distribution of interactive entertainment directly to consumers. At the same time, we have faced significant recruiting pressures from peer companies, start-ups and large technology and entertainment companies. In fiscal 2012, we lost four executive officers. The competitive pressure that we have experienced for our executive talent is a key driver for our pay positioning.

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The ECLC determines and periodically reassesses the Company’s peer group to use as a reference for compensation decisions. These are companies with comparable revenue, geographic markets, financial performance and expected growth rates in related industries. Included are companies with whom we compete directly for executive talent.

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In contrast, ISS uses a formulaic approach to select peer companies based on industry code, market capitalization, and revenue. Based on these criteria, ISS selected 14 peers for EA. However, we do not compete for executive talent with most of the companies that ISS selected. It is also worth noting that had ISS applied their pay-for-performance methodology to the peer group selected by us in November 2010 for our fiscal 2012 compensation decisions, we believe this would have resulted in a “low concern” determination on all three ISS pay-for-performance tests.

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Despite these competitive pressures, we have worked to increase the performance-based components of our compensation program to further align the compensation of our NEOs with Company performance and shareholders’ interests and we continue to follow compensation best practices.

•	We employ our NEOs “at will” without severance agreements or employment contracts;

•	We have stock ownership guidelines covering all executive officers;

•	We generally do not provide for tax “gross-ups” for compensation paid to executives;

•	We provide limited perquisites to our executives; and

•	We adopted an equity compensation recovery policy in 2009 and intend to implement a broader, Dodd-Frank compliant clawback policy as soon as the requirements are more clearly defined by the SEC.

Conclusion

EA’s Board of Directors has designed and implemented an executive compensation program that is performance-based and delivers reasonable compensation to incentivize management to deliver strong business results in a challenging business environment. We believe that ISS’s voting recommendation is incorrect based on the reasons set forth above. In considering your vote, we encourage you to review the Compensation Discussion and Analysis beginning on page 33 of EA’s Proxy Statement and to consider the supplemental information provided in this additional filing. We value the feedback and opinions of our shareholders. If you have questions, you may direct them to Rob Sison, Vice President, Investor Relations, at (650) 628-7352.

EA’s Board of Directors recommends that you vote FOR the advisory vote on the compensation of the named executive officers.

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